3/19/2025

Chris Degnan
260 Hubbard Ave
Redwood City CA 94061

Dear Chris:
This letter agreement (the “Letter Agreement”) sets forth details about your transition and resignation from Snowflake Inc. (the “Company” and, together with its subsidiaries and other corporate affiliates, the “Company Group”).  It will become effective on the date that the last party signs it, as set forth on the signature page hereto (the “Effective Date”).
1.Separation Date and Transition Period.
a.You acknowledge that, effective as of March 14, 2025 (the “Transition Date”), you resigned from the role of Chief Revenue Officer and assumed the role of Strategic Advisor to CEO. As part of this transition, you will continue to report directly to the Company’s Chief Executive Officer, and the employees that reported to you in your capacity as Chief Revenue Officer will report to the Company’s successor Chief Revenue Officer.
b.You and the Company agree to continue your employment following the Transition Date until a date to be mutually determined by you and the Company, which will be no later than December 31, 2025 (your actual final day of employment, the “Separation Date”). The period beginning on the Transition Date and ending on the Separation Date is referred to herein as the “Transition Period.” In the event that you and the Company do not agree upon an earlier date, your employment will automatically terminate on December 31, 2025.
c.During the Transition Period, you will actively support a smooth transition of duties to the Company’s successor Chief Revenue Officer and make yourself available to your management chain, peers, and cross-functional partners. Through your Separation Date, you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company, including, without limitation, your obligations under your Proprietary Information and Inventions Agreement dated September 6, 2013 (your “PIIA”).
d.During the Transition Period, you will continue to be an employee of the Company. This means that (i) you will continue to receive your salary; (ii) you will remain eligible to participate in the Quarterly Corporate Bonus Plan (the “Bonus Plan”)1; (iii) you will remain eligible for the Company’s standard benefits, subject to their terms and conditions; and (iv) you will continue provide “Continuous Service” under the Snowflake Inc. 2012 Equity Incentive Plan and the Snowflake Inc. 2020 Equity Incentive Plan (together, the “Plans”) such that your outstanding equity awards will continue to vest.
1 Any bonus is payable at the Company’s sole discretion based upon both Company and individual performance. Your eligibility and compensation under this Bonus Plan will be governed under the terms of the Bonus Plan and applicable Company policy, as established from time to time.

e.You acknowledge that you have voluntarily resigned from your employment with the Company. Nothing in this Letter Agreement alters your employment at will status. Accordingly, you are entitled to resign your employment at any time for any reason, and the Company may terminate your employment with or without Cause (as defined below) or advance notice.
2.Severance. In consideration to you for the Company’s entry into this Letter Agreement and provided that you enter into and allow to become effective a release of claims following your Separation Date on the Company’s form (the “Separation Date Agreement”), and provided further that the Company does not elect to terminate the benefits set forth in this Section in connection with Section 4 (Early Termination) below, the Company agrees to the following (the “Severance Benefits”):
a.Cash Payments. In the event that your Separation Date occurs before December 31, 2025 (the period between your actual Separation Date and December 31, 2025 referred to as the “Bridge Period”), the Company will pay you a cash amount equal to your current base salary and bonus target under the Bonus Plan assuming 100% corporate funding that would have been payable during the Bridge Period had you remained an employee, less applicable taxes and deductions.
b.COBRA Reimbursement. In the event that your Separation Date occurs before December 31, 2025, and upon your timely election with your insurance provider to continue your existing health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and providing proof of the election to the Company, the Company will pay the insurance premiums to continue your existing health benefits during the Bridge Period. However, if you become employed by another company during the Bridge Period, then you will no longer be eligible to receive COBRA reimbursement.
c.Consulting Arrangement. Provided you enter into the Consulting Agreement attached hereto as Exhibit A prior to or on your Separation Date, then you will be appointed to serve as a consultant to the Company on the terms and conditions set forth in the Consulting Agreement. As described more fully in the Consulting Agreement, the term of the Consulting Agreement will begin on the Separation Date and end on the earlier of (i) your failure to timely sign the Separation Date Agreement; (ii) your failure to allow the releases set forth in the signed Separation Date Agreement to become effective; (iii) the last day of the sixth month following your Separation Date; and (iv) any earlier termination date provided for in the Consulting Agreement. You and the Company acknowledge and agree that the Consulting Agreement will be effective on the Separation Date, such that you do not have a break in Continuous Service under the Plans.
3.Accrued Wages. You will be paid your ordinary wages pursuant to the Company's normal payroll schedule through the Separation Date. On the Separation Date, the Company will pay you all accrued wages earned through the Separation Date that have not yet been paid to you, subject to standard payroll deductions and withholdings. You are entitled to these payments by law. The Separation Date is your employment termination date for all purposes, meaning you are not entitled to any further compensation, monies, or other benefits from the Company Group following the Separation Date, except as set forth in this Letter Agreement and the Consulting Agreement.
4.Early Termination. If, before December 31, 2025, your employment is terminated by the Company without Cause (defined below) or you resign and have not engaged in activity that constitutes Cause, then you will continue to be eligible to receive the Severance Benefits, subject to the conditions in this Letter Agreement and the Consulting Agreement. If the Company terminates your employment for Cause or if you resign following activity that constitutes Cause (a “For Cause Separation”), then, at the Company’s election, you will no longer be eligible to receive some or all of the Severance Benefits. For purposes of this Letter Agreement, “Cause” means any of the following: (i) your failure to perform your duties and responsibilities to the Company or violation of a Company policy; (ii) your commission of any act of fraud, embezzlement, dishonesty, or any other misconduct that has caused or is reasonably expected to result in injury to the Company; (iii) unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or, (iv) your breach of any of your obligations under any written agreement or covenant with the Company.
5.Health Insurance. Your existing health benefits through Snowflake will terminate at the end of the month in which the Separation Date falls. To the extent provided by COBRA, or if applicable, state insurance laws, and the Company’s current group health insurance policy, you are eligible to continue coverage under the Company health plan. You will be provided separate notice from our third-party vendor describing your rights and obligations under COBRA. If you choose to enroll in COBRA, it is your responsibility to complete and return the enrollment application by the due date noted in the paperwork sent by our third-party vendor.
6.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Letter Agreement, you have not earned and will not receive from the Company any additional compensation (including bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under either the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). For the avoidance of doubt, you agree and acknowledge that you are not entitled to any benefits under the Snowflake Inc. Severance and Change in Control Plan.
7.Expense Reimbursements. You agree that, by the close of business on the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. You agree that any personal or unauthorized charges that you may have incurred on a Company credit card may be deducted from any amounts owed to you by the Company.
8.Return of Company Property. By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company Group property which you have in your possession or control, including, but not limited to, Company Group files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company Group (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property, and information by the close of business on the Separation Date. If you have used any personally-owned computer, server, or e-mail system to receive, store, review, prepare, or transmit any Company Group confidential or proprietary data, materials, or information, by the close of business on the Separation Date, you will permanently delete and expunge such Company Group confidential or proprietary information from those systems; and you agree that, if the Company reasonably believes that you have not complied with the foregoing, to provide the Company access to your system as requested to verify that the necessary deletion is done.
9.Proprietary Information and Continuing Obligations. You acknowledge and reaffirm your continuing obligations under your PIIA. Specific reference is made to Section 4 of your PIIA, which provides that, for the period of your employment by Company and for one (1) year thereafter, you will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her, or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.
10.No Admissions. You understand and agree that the promises and payments in consideration of this Letter Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
11.Venue. This Letter Agreement shall be governed in all respects by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Any suit involving this Letter Agreement shall be brought in a court sitting in California. The parties agree that venue shall be proper in such courts, and that such courts will have personal jurisdiction over them.

12.Miscellaneous. This Letter Agreement, including all Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. This Letter Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. If you violate any of the post-termination obligations in Letter Agreement, the obligation at issue will run from the first date on which you cease to be in violation of such obligation. This Letter Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Letter Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Letter Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Letter Agreement and the provision in question will be modified so as to be rendered enforceable. Any ambiguity in this Letter Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Letter Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Letter Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

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If this Letter Agreement is acceptable to you, please sign below.
We wish you the best.

Snowflake Inc.
By:	/s/ Sridhar Ramaswamy
Name:	Sridhar Ramaswamy
Title:	Chief Executive Officer

I have read, understand and agree fully to the foregoing Letter Agreement:

Signature:	/s/ Chris Degnan
Name:	Chris Degnan
Date:	March 19, 2025

Exhibit A
CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) by and between Snowflake Inc. (the “Company”) and Chris Degnan, an individual (“Consultant” or “you”) is effective as of the Separation Date (as defined in the letter agreement signed on March 19, 2025 between the Company and Consultant (the “Letter Agreement”), to which this Consulting Agreement is attached as Exhibit A) (the “Effective Date”).

RECITALS

WHEREAS the parties desire for the Company to engage Consultant to perform the services described herein and for Consultant to provide such services on the terms and conditions described herein; and

WHEREAS, the parties desire to use Consultant’s independent skill and expertise pursuant to this Consulting Agreement as an independent contractor.

NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.Engagement of Services. Consultant agrees to provide consulting services as an advisor to the Company at the request of Sridhar Ramaswamy, the Company’s then-serving Chief Revenue Officer (each, an “Executive”), or their designees. Consultant agrees to exercise the highest degree of professionalism and utilize his expertise and creative talents in performing these services. Consultant agrees to make himself reasonably available for up to twenty (20) hours per week to perform such consulting services throughout the Term (as defined in Section 16.1), and to be reasonably available to meet.

2.Compensation. As full compensation for the services and the rights granted to the Company in this Consulting Agreement, as well as the releases in the Separation Date Agreement (as defined in the Letter Agreement), the Company will provide continued vesting during the Term of any outstanding equity awards Consultant holds as of the Separation Date. In other words, the consulting services provided by Consultant under this Consulting Agreement constitute Continuous Service for purposes of the Snowflake Inc. 2012 Equity Incentive Plan and the Snowflake Inc. 2020 Equity Incentive Plan (together, the “Plans”) and Consultant’s equity award agreements.

3.Expenses. The Company agrees to reimburse Consultant for all reasonable, pre-approved, and documented travel and other costs or expenses incurred or paid by Consultant in connection with the performance of the services hereunder in accordance with the general reimbursement policy of the Company then in effect.

4.Ownership of Work Product. Consultant hereby irrevocably assigns, grants and conveys to the Company all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by Consultant, to which Consultant contributes, and in each case, which relate to Consultant’s services provided pursuant to this Consulting Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. Consultant agrees that any and all Work Product shall be and remain the property of the Company. Consultant will immediately disclose to the Company all Work Product. Consultant agrees to execute, at the Company’s request and expense, all documents and other instruments reasonably necessary and desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of the Company’s request, Consultant hereby irrevocably appoints the Company as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant shall not attempt to register any works created by Consultant pursuant to this Consulting Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. Consultant retains no rights in the Work Product and agrees not to challenge the Company’s ownership of the rights embodied in the Work Product. Consultant further agrees to assist the Company in every reasonably necessary way to enforce the Company’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as the Company may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing the Company’s rights relating to the Work Product.

5.Artist’s, Moral, and Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against the Company. In the event that Consultant has any such rights that cannot be assigned or waived, Consultant hereby grants to the Company a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.
6.Non-Disparagement. Consultant agrees and covenant that Consultant will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its current or former employees, officers, or directors, and their existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future, provided that Consultant may respond accurately and fully to any question, inquiry, or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

7.Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the full right and authority to enter into this Consulting Agreement and perform his obligations hereunder; (b) Consultant has the right and unrestricted ability to assign the Work Product to the Company as set forth in Sections 4 and 5 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors); (c) the Work Product has not heretofore been published in its entirety; and (d) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Consultant agrees to indemnify the Company from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 7.

8.Independent Contractor Relationship. Consultant is an independent contractor and not an employee of the Company. Nothing in this Consulting Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The manner and means by which Consultant chooses to complete the consulting services are in Consultant’s sole discretion and control. In completing the consulting services, Consultant agrees to provide his own equipment, tools and other materials at his own expense. Consultant is not authorized to represent that he is an agent, employee, or legal representative of the Company, unless specifically directed by an Executive. Consultant is not authorized to make any representation, contract, or commitment on behalf of the Company or incur any liabilities or obligations of any kind in the name of or on behalf of the Company. Consultant shall be free at all times to arrange the time and manner of performance of the consulting services. Consultant is not required to maintain any schedule of duties or assignments. Consultant is also not required to provide reports to the Company. In addition to all other obligations contained herein, Consultant agrees: (a) to proceed with diligence and promptness and hereby warrants that such services shall be performed in accordance with the highest professional standards in the field to the satisfaction of the Company; and (b) to comply, at Consultant’s own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes which are applicable to the performance of the services hereunder.

9.Consultant’s Responsibilities. As an independent contractor, the mode, manner, method and means used by Consultant in the performance of services shall be of Consultant’s selection and under the sole control and direction of Consultant. Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof.
10.Tax Treatment. Consultant and the Company agree that the Company will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor, he is not entitled to unemployment benefits in the event this Consulting Agreement terminates, or workers’ compensation benefits in the event that Consultant is injured in any manner while performing obligations under this Consulting Agreement.

11.No Employee Benefits. Consultant acknowledges and agrees that he will not receive any employee benefits of any kind from the Company. Consultant (and Consultant’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs as a result of the performance of services under this Consulting Agreement, without regard to Consultant’s independent contractor status. In addition, Consultant (on behalf of himself and on behalf of Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Company’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Company to its employees. Consultant acknowledges and agrees that as a result of the extension of the exercisability of his stock options due to this Consulting Agreement, such options will no longer qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and will be treated for tax purposes as a Nonstatutory Stock Option ninety (90) days after the Separation Date.

12.Expenses and Liabilities. Consultant agrees that as an independent contractor, he is solely responsible for all expenses (and profits/losses) he incurs in connection with the performance of services. Consultant understands that he will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Company. In addition, the Company does not guarantee to Consultant that fees derived from Consultant’s business will exceed Consultant’s costs.

13.Non-Exclusivity. The Company reserves the right to engage other consultants to perform services, without giving Consultant a right of first refusal or any other exclusive rights. Consultant reserves the right to perform services for other persons, provided that the performance of such services do not conflict or interfere with services provided pursuant to or obligations under this Consulting Agreement. However, reference is made to Section 16.2(b), which states that, if Consultant provides services to a competitor of the Company, the Company may terminate this Consulting Agreement immediately for cause.

14.No Conflict of Interest and Policy Compliance. During the term of this Consulting Agreement, Consultant agrees to comply with the Company’s Global Code of Conduct and Ethics and Insider Trading Policy. Consultant warrants that there is no other contract or duty on his part that prevents or impedes Consultant’s performance under this Consulting Agreement.

15.Confidential Information. Consultant agrees to hold the Company’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties. Consultant also agrees not to use any of the Company’s Confidential Information for any purpose other than performance of Consultant’s services hereunder. “Confidential Information” as used in this Consulting Agreement shall mean all information disclosed by the Company to Consultant, or otherwise, regarding the Company or its business obtained by Consultant pursuant to services provided under this Consulting Agreement that is not generally known in the Company’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Company or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to the Company or Consultant in the course of the Company’s business. Consultant’s obligations set forth in this Section shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (i) is in the public domain through no fault of Consultant; (ii) has been rightfully independently communicated to Consultant free of any obligation of confidence; or (iii) was developed by Consultant independently of and without reference to any information communicated to Consultant by the Company. In addition, Consultant may disclose the Company’s Confidential Information in response to a valid order by a court or other governmental body, or as otherwise required by law. When possible, prior to making a disclosure in response to a valid order by a court or other governmental body, or as otherwise required by law, Consultant shall give the Company advance notice and an opportunity to object or seek a protective order. All Confidential Information furnished to Consultant by the Company is the sole and exclusive property of the Company or its suppliers or customers. Upon request by the Company, Consultant agrees to promptly deliver to the Company the original and any copies of such Confidential Information. Consultant’s duty of confidentiality under this Consulting Agreement does not amend or abrogate in any manner Consultant’s continuing duties under any prior agreement between Consultant and the Company. Notwithstanding the foregoing or anything to the contrary in this Consulting Agreement or any other agreement between the Company and Consultant, nothing in this Consulting Agreement shall limit Consultant’s right to discuss Consultant’s engagement with the Company or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of Consultant’s engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

16.Term and Termination.

16.1Term. The “Term” of this Consulting Agreement is from the Effective Date until the earlier of: (i) Consultant’s failure to timely sign the Separation Date Agreement; (ii) Consultant’s failure to allow the releases set forth in the signed Separation Date Agreement to become effective; (iii) the last day of the sixth month following the Separation Date; or (iv) any earlier termination provided for in this Consulting Agreement.

16.2Termination.

(a)Termination without cause. Consultant may terminate this Consulting Agreement without cause at any time upon 5 days’ prior written notice to the Company.

(b)Termination for cause. The Company may terminate this Consulting Agreement for cause immediately if: (i) any events occur that constitute Cause (as defined in the Letter Agreement); (ii) Consultant becomes a service provider, including an employee or consultant, to a competitor of the Company, as determined by the Company in its reasonable discretion; and (iii) in the event the Consultant has materially breached this Consulting Agreement, the Letter Agreement, the Separation Date Agreement, or Consultant’s PIIA (as defined in the Letter Agreement). For the avoidance of doubt, violations of Section 6 (Non-Disparagement), Section 14 (No Conflict of Interest and Policy Compliance), or Section 15 (Confidentiality) of this Consulting Agreement each constitute a material breach of this Consulting Agreement and a violation of Section 4 (Additional Activities) of the PIIA, which contains a one-year post-employment non-solicitation clause, constitutes a material breach of the PIIA.

(c)Automatic Termination. For clarity, if the Consultant has his employment terminated for Cause prior to the Separation Date (as defined in the Letter Agreement) and the Company elects to terminate his ability to serve as a consultant, then this Consulting Agreement will be null and void, no aspect of this Consulting Agreement will be binding on either party, and no benefits will be due to Consultant under this Consulting Agreement.

16.3Effect of Termination. Upon any termination or expiration of this Consulting Agreement, Consultant (i) shall immediately discontinue all use of the Company’s Confidential Information delivered under this Consulting Agreement; (ii) shall delete any such the Company Confidential Information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to the Company, or, at the Company’s option, destroy, all copies of such Confidential Information then in Consultant’s possession.

16.4Survival. The rights and obligations contained in Sections 3, 4, 5, 7, 10-12, 15, 15.3, and 17-24 will survive any termination or expiration of this Consulting Agreement.
17.Disputes. The Company and Consultant agree that Sections 12 (Arbitration) and 13 (Class Action and Collective Action Waiver) will apply to this Consulting Agreement regardless of whether the Separation Date Agreement becomes effective.

___CD____     By initialing here, Consultant acknowledges that he has read Sections 12 and 13 of the Separation Date Agreement and agrees with the arbitration provision and class action waiver in them.

18.Successors and Assigns. Consultant may not subcontract or otherwise delegate his obligations under this Consulting Agreement without the Company’s prior written consent. the Company may assign this Consulting Agreement. Subject to the foregoing, this Consulting Agreement will be for the benefit of the Company’s successors and assigns, and will be binding on Consultant’s subcontractors or delegatees.

19.Notices. Any notice required or permitted by this Consulting Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by telecopy, email, or facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

20.Governing Law. This Consulting Agreement shall be governed in all respects by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Subject to the provisions of Section 20, any suit involving this Consulting Agreement shall be brought in a court sitting in California. The parties agree that venue shall be proper in such courts, and that such courts will have personal jurisdiction over them.

21.Severability. Should any provisions of this Consulting Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Consulting Agreement shall not be affected or impaired thereby.

22.Waiver. The waiver by the Company of a breach of any provision of this Consulting Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

23.Injunctive Relief for Breach. Consultant’s obligations under this Consulting Agreement are of a unique character that gives them particular value; breach of any of such obligations may result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law; and, in the event of such breach, the Company may be entitled to injunctive relief, and such other and further relief as may be proper (including monetary damages if appropriate).

24.Entire Agreement. This Consulting Agreement is being entered into as part of the Letter Agreement, and is contingent upon Consultant’s execution of the Letter Agreement and satisfactory employment with the Company through the Separation Date (as defined in the Letter Agreement). This Consulting Agreement, the Letter Agreement, and the Exhibits to the Letter Agreement, constitute the entire understanding of the parties relating to the subject matter and supersede any previous oral or written communications, representations, understanding, or agreement between the parties concerning such subject matter. This Consulting Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and the Company, which writing explicitly states the intent of the parties hereto to supplement the terms herein.

[Signature Page Follows]

In Witness Whereof, the parties have executed this Consulting Agreement effective as of the Effective Date.

Snowflake Inc.
By:	/s/ Sridhar Ramaswamy
Name:	Sridhar Ramaswamy
Title:	Chief Executive Officer

Agreed to and Accepted:

Signature:	/s/ Chris Degnan
Name:	Chris Degnan

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